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                                                                    EXHIBIT 99.5

KEY EMPLOYEE                              Name of Optionee: ____________________

                                    OPTION GRANT

     This is an option grant dated the date set forth on Schedule A hereto hereinafter, together with this Agreement. called the "Agreement") to ____________________________ (the "Optionee").

     1. GRANT OF OPTION. The Optionee is hereby granted, as a matter of separate agreement and not in lieu of salary or of any other compensation for services, the right and option (the "Option") to purchase all or any part of an aggregate number of full shares of TechWave Common Stock set forth in Schedule A on the terms and conditions set forth (i) herein. and (ii) in Schedule A. The date of grant of the Option is the date set forth in Schedule A. Optionee may use the Notice of Exercise of Stock Option in the form attached when exercising the Option.

     2. NONTRANSFERABLE. The Option shall not be transferable by Optionee otherwise than by will or by the laws of descent and distribution, and the Option is exercisable, during Optionee's lifetime, only by Optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, the Option thereupon shall terminate and become null and void. During an Optionee's lifetime, the Option granted is personal to Optionee and is exercisable solely by Optionee.

     3. EXERCISE OF OPTIONS. The Option shall be exercised in accordance with the following terms and conditions:

     (a) PROCEDURE. The Option shall be exercised by delivery to TechWave, Inc., a Washington corporation (the "Company") of written notice of the number of shares with respect to which the Option is exercised.

     (b) PAYMENT . Payment of the option price shall be made in full within 5 business days of the notice of exercise of the Option and shall be in cash or bank-certified or cashier's checks, or personal check if permitted by the Board of Directors. To the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations), the Option may be exercised by delivery of shares of Common Stock of the Company held by Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Board of Directors. Such payment in stock may occur in the context of a single exercise of the Option or successive and simultaneous exercises, sometimes referred to as "pyramiding", which provides that, rather than physically exchanging certificates for a series of exercises, bookkeeping entries will be made pursuant to which Optionee is permitted to retain his or


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her existing stock certificate and a new stock certificate is issued for the net shares.

     If the Company's Common Stock is registered under the 1934 Act, and if permitted by the Board of Directors, and to the extent permitted by applicable laws and regulations, (including, but not limited to, federal tax and securities laws and regulations) the Option also may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

     (c) FEDERAL WITHHOLDING TAX REQUIREMENTS. Upon exercise of the Option, Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such arrangements may include payment of the appropriate withholding tax in shares of stock of the Company having a fair market value equal to such withholding tax, either through delivery of shares held by Optionee or by reduction in the number of shares to be delivered to Optionee upon exercise of such option.

     4. RIGHTS AS SHAREHOLDER. Optionee shall not have any rights as a shareholder with respect to any shares subject to this Option until the date that a stock certificate for such shares as to which Optionee has exercised this Option has been issued to Optionee. Company shall issue such certificate as expeditiously as reasonably possible.

     5. REPRESENTATIONS BY OPTIONEE. As a condition to the exercise of this Option, the Company may require Optionee to make certain representations and warranties necessary to comply with federal and state securities laws.

     6.   TERMINATION OF EMPLOYMENT, DISABILITY AND DEATH.

     (a) TERMINATION BY EMPLOYEE. Should Optionee voluntarily resign or terminate his or her employment with E-Warehouse Inc., a Canadian federal corporation ("E-Warehouse") at any time on or before June 5, 1999, the Option and any and all underlying shares subject to purchase under the Option, whether vested or unvested at the time of resignation or termination, will be immediately null, void and forfeited. Should Optionee voluntarily resign or terminate his or her employment with EWarehouse at any time after June 5, 1999 and on or before December 5, 1999, 50 percent of the Option shares and 50 percent of any and all underlying shares subject to purchase under the Option, whether vested or unvested at the time of resignation or termination, will be immediately null, void and forfeited. Should Optionee voluntarily resign or terminate his or her employment with E-Warehouse at any time after December 5, 1999 and on or before June 5, 2000, 25 percent of the Option shares and 25 percent of any and all underlying shares subject to purchase under the Option, whether vested or unvested at the time of resignation or termination, will be immediately null, void and forfeited.

     (b) TERMINATION BY COMPANY. Should Optionee's employment with E-Warehouse, a Parent or a Subsidiary be terminated or cease due to reduction in force by E-Warehouse, a Parent or a Subsidiary for any reason except for cause, any and all shares under the Option will vest


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immediately upon the date of such termination and the Option may be exercised by Optionee at any time prior to the expiration of one hundred twenty (120) days after the date of such termination (unless by its terms the Option sooner terminates or expires). For the purposes of this section, "cause" shall mean dismissal for dishonesty, conviction of confession of a crime punishable by law (except minor violations), intoxication while at work, fraud or disclosure of confidential information.

     (c) DISABILITY. If the employment of Optionee by E-Warehouse, a Parent or a Subsidiary is terminated because of Optionee's disability (as herein defined), any and all shares under the Option will vest immediately upon the date of such termination and the Option may be exercised by Optionee at any time prior to the expiration of ninety (90) days after the date of such termination (unless by its terms the Option sooner terminates or expires). For purposes of this Section 7, an Optionee will be considered to be disabled if Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     (d) DEATH. In the event of the death of an Optionee while in the employ of E-Warehouse, a Parent or a Subsidiary, any and all shares under the Option will vest immediately upon the date of such event and the Option may be exercised by Optionee at any time prior to the expiration of ninety (90) days after the date of such event (unless by its terms the Option sooner terminates or expires), only by Optionee's personal representative if then subject to administration as part of Optionee's estate, or by the person or persons to whom such Optionee's rights under the Option shall have passed by Optionee's will or by the applicable laws of descent and distribution.


     7. NOTICES. Any notice or demand which either party may give to the other hereunder shall be in writing and shall be effective when delivered personally or sent by registered mail, postage prepaid, addressed, if to Option, as set forth on Schedule A and if to Company, as follows:

                    TechWave Inc.
                    720 Olive Way
                    Suite 920
                    Seattle, Washington 98101
                    Attention: Dwayne Walker

     Either party may, by notice In writing, direct that future notices or demands be sent to a different address.

     8. RIGHT TO REPURCHASE STOCK. In the event Optionee's employment by E-Warehouse ceases or terminates, for any reason whatsoever, prior to three (3) years after the grant date of the Option, the Company at such time shall have the option for a period of sixty (60) days following the date of exercise of the Option to purchase all or any part of the Common Stock acquired pursuant to the Option then owned by such terminated Optionee at a cash price equal to $5.00 US per share. Notwithstanding the foregoing, this right to repurchase terminates upon the earlier of the Company's common stock being sold publicly or the filing of a registration statement for the


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Company's common stock with the Securities and Exchange Commission.



     9. GOVERNING LAW. This Option shall be governed by the laws of the State of Washington.

DATED this ___ day of _____________, 19 ___.

                                   TECHWAVE INC.

                                   By:

                                   Its:

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                                    OPTION GRANT
                                         OF
                                   TECHWAVE INC.

                                     SCHEDULE A


1.   Name and Address of Optionee:




2.   Date of grant of this Option:  6/5/98

3.   This Option is:     ( )  an Incentive Stock Option, or

                         (x)  a Nonqualified Stock Option.

4.   Number of shares of Common Stock covered by this Option:  _____ shares.

5.   Purchase price per share: $2.00.

6.   This Option expires on:  6/5/08.

7. This Option shall become exercisable in increments with respect to the following numbers of shares as set forth below:

     Date on and after                  Portion of total
     which Option                       Option which
     is exercisable                     is exercisable
     --------------                     --------------

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                           ACCEPTANCE AND ACKNOWLEDGEMENT

I accept the stock option dated _______ __, ____, and understand its terms and conditions. I acknowledge that this stock option supersedes any other verbal or written agreement regarding stock options.

Dated:

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                         NOTICE OF EXERCISE OF STOCK OPTION

TO:  TECHWAVE INC. (the "Company")

     I hereby exercise my stock option subject to all the terms and provisions thereof and notify the Company of my desire to purchase shares of Common Stock of the Company at the exercise price of $_____ per share which were offered to me pursuant to said option.

     I hereby represent that the _______ shares of Common Stock to be delivered to me pursuant to this exercise are being acquired by me for my own account, for investment and not with a view to resale or distribution.

Dated: